Professional employee Contract

I. Parties

The parties to this Professional Employee Contract (the “Agreement”) are Investment Evolution Global Corporation, a Delaware corporation (“IEGC”), and Paul Mathieson, an individual (“Professional Employee”).

II. Recitals

IEGC desires to form and nationally expand Investment Evolution Corporation, dba Mr. Amazing Loans chartered commercial Consumer Installment Loan Company (the “Consumer Installment Loan Company”) and IEGC desires to hire Professional Employee to assist IEGC in forming the Consumer Installment Loan Company and also conducting services on IEGC’s behalf for IEG Holdings Limited.

IEGC shall designate certain individuals to serve as organizers of the Consumer Installment Loan Company (“Organizers”).

Professional Employee possesses experience and talents in the management field that will be useful to the Consumer Installment Loan Company in the conduct of its Consumer Installment Loan Companying enterprise (the “Business”).

III. Terms of Agreement

A. Engagement. Upon the terms and conditions set forth in this Agreement, the Consumer Installment Loan Company engages Professional Employee and Professional Employee agrees to provide services to IEGC and IEC Consumer Installment Loan Company as described herein.

B. Duties of Professional Employee/Minimum Professional Qualification Professional Employee agrees to provide regulatory and management consulting services (“Consulting Services”) as requested by IEGC and to the satisfaction of IEGC. In addition IEGC provides services to IEG Holdings Limited (its Australian parent company) under a formal agreement. The Professional Employee agrees to assist in the provision of these services as per this agreement. Professional Employee agrees to devote such time as is reasonably required for the performance of the Consulting Services the hiring and compensation of Consumer Installment Loan Company personnel as requested by IEGC, (vi) interaction with third party service providers and vendors (such as data processors and insurers) and, (vii) as requested by IEGC, other activities that are designed to assist the Consumer Installment Loan Company in commencing business as soon as possible. The parties agree that all Consulting Services shall be performed solely and exclusively by Consultant and Professional Employee. Consultant and Professional Employee will communicate with IEGC, and if and when designated by IEGC, the Organizers or the proposed Board of Directors of the Consumer Installment Loan Company, as frequently as is necessary verbally, in person, by e-mail, by mail, and/or by telephone to the satisfaction of IEGC concerning the progress of the Consumer Installment Loan Company’s and IEGC’s regulatory applications and any other material matter concerning IEGC or the organization or Business of the Consumer Installment Loan Company. Consultant and Professional Employee will perform such other duties reasonably related to the foregoing duties as are assigned to Consultant and Professional Employee by IEGC or, if and when designated by IEGC, the Organizers or the proposed Board of Directors of the Consumer Installment Loan Company. Consultant and Professional Employee agrees that, to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement. Consultant and Professional Employee will perform the Consulting Services with reasonable diligence, in a professional and workmanlike manner, consistent with the generally accepted standards in the industry, and in compliance with all applicable laws, rules, and regulations.

C. Commencement Date. The term of this Agreement shall commence as of 22 February 2012 (“Commencement Date”) and shall continue for a period or not less than Three (3) months and shall renew automatically every Sixty (60) days unless written notice of termination is provided 10 days prior to the automatic renewal date. The parties agree that Consultant and Professional Employee shall commence work under this Agreement on the Commencement Date.

D. Compensation. IEGC shall pay Consultant and Professional Employee a monthly consulting fee of $83,333.33 US$ for Consulting Services performed pursuant to this Agreement of 22 February 2012. Fees shall be prorated on a daily basis for the first month based on the Commencement Date and any other month in which Consultant and Professional Employee’s consulting fee changes pursuant to this Agreement. All fees are subject to termination as described in Section III.G of this Agreement. Consultant and Professional Employee shall also receive reimbursement for all reasonable and customary expenses incurred for the benefit of the Consumer Installment Loan Company, including but not limited to travel expenses, hotel expenses, and entertainment expenses.

E. Time. Consultant and Professional Employee shall be required to devote such time as is necessary to the performance of the Consulting Services.

F. Ownership of Efforts and Records. IEGC shall own the results of and the programs, materials, and ideas generated through Consultant and Professional Employee’s efforts undertaken pursuant to this Agreement, and such results, programs, materials, and ideas shall be deemed to be “work for hire” without any further consideration paid to Professional Employee. All records of the Consumer Installment Loan Company’s regulatory applications and related documents, accounts of possible customers, and any other records and books relating in any manner whatsoever to the possible customers of the Consumer Installment Loan Company, whether prepared by Professional Employee or otherwise coming into his possession, shall be the exclusive property of Consumer Installment Loan Company regardless of who actually created or originated the original book or record. All such books and records shall be immediately returned to the Consumer Installment Loan Company by Professional Employee upon the termination of this Agreement.

G. Confidential Information. Without the prior written permission of IEGC in each case, Professional Employee shall not publish, disclose, or make available to any other person or to any firm, organization, association, or other for-profit or non-profit enterprise, either prior to or during the term, or after the termination, of this Agreement, any information, data, processes, procedures, methods, documentation, records, drawings, designs, specifications, test results, evaluations, and know-how, in any form and whether or not marked or labeled as being confidential or proprietary, that (i) Professional Employee may obtain or create due to Professional Employee’s relationship with IEGC or the Consumer Installment Loan Company and (ii) relates to (a) IEGC’s or the Consumer Installment Loan Company’s regulatory applications and related documents, (b) the business of IEGC, (c) the Business of the Consumer Installment Loan Company, or (d) the business of any actual or possible customer, service provider, or vendor of either of them (“Confidential Information”); provided, however, Professional Employee may use Confidential Information for the benefit of IEGC or the Consumer Installment Loan Company in connection with providing Consulting Services under this Agreement. Consultant and Professional Employee shall take reasonable measures to protect Confidential Information from unauthorized access, use and disclosure. Prior to or at the termination of this Agreement, Professional Employee shall return all documents, files, notes, writings, and other tangible evidence of Confidential Information to IEGC or the Consumer Installment Loan Company, as the case may be.

H. Miscellaneous.

I. Assignment and Modification. This Agreement and the rights and duties hereunder may not be assigned by any party hereto without the prior written consent of the other and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void.

2. Further Assurance. From time to time each party will execute and deliver such further instruments and will take such other action as any other party reasonably may request in order to discharge and perform their obligations and agreements hereunder.

3. Form of Documents. All instruments, certificates, and other documents to be executed and delivered under this Agreement by any party to the other party shall be in a form satisfactory to the other party.

4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

5. Entire Agreement. Except as provided herein, this Agreement is the entire agreement between the parties, and hereby supercedes any and all prior written or oral negotiations, and representations, understandings, or agreements between the parties.

6. Governing Law. This Agreement shall be construed in accordance with Nevada law without regard for conflicts of laws principles.

7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

8. Section Headings. The various section headings are inserted for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement or any section thereof.

9. Calendar Days; Close of Business. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate on the close of business on that day or date and references to “days” shall refer to calendar days.

10. Notices. All notices, requests, and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given:

If to IEGC, to:

Investment Evolution Global Corporation

P.O. 30698

Las Vegas, Nevada 89173

(702)227-5626

or such other address as such party may hereafter specify for this purpose by notice to the other party hereto. All such notices, requests, and other communications shall be deemed effective on the date sent.

11. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

12. Arbitration. Any controversy or claim arising out of or relating to this Consulting Agreement or the breach thereof, shall be settled by arbitration in the County of Clark, State of Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered may be entered is any court having jurisdiction thereof.

I. When Agreement Effective. This Agreement becomes effective as of the Commencement Date.

INVESTMENT EVOLUTION CORPORATION

By:	/s/ Carla Cholewinski
Carla Cholewinski

EMPLOYEE

/s/ Paul Mathieson
Paul Mathieson